                                                                     EXHIBIT 5.1

                                 June 28, 1996

Pediatrix Medical Group, Inc.
1455 Northpark Drive
Fort Lauderdale, Florida  33326

         Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

         On the date hereof, Pediatrix Medical Group, Inc., a Florida corporation (the "Company"), sent for filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering and sale by the Company of up to 500,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), pursuant to stock options ("Options") granted or to be granted under the Company's 1996 Non-Qualified Employee Stock Purchase Plan (the "Plan").
We have acted as special counsel to the Company in connection with the preparation and filing of the Registration Statement.

Pediatrix Medical Group, Inc.
June 28, 1996
Page 2
- -------------------------


         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and Bylaws of the Company; (ii) records of corporate proceedings of the Company authorizing the Plan, any amendments thereto, and the preparation of the Registration Statement and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that the Company presently has available at least 500,000 authorized and unissued shares of Common Stock from which the 500,000 shares of Common Stock proposed to be sold pursuant to the Plan may be issued, and, assuming that the Company maintains an adequate number of authorized and unissued shares of Common Stock available for issuance pursuant to purchases made under the Plan and the consideration for shares of Common Stock issued pursuant to the Plan is actually received by the Company as provided in the Plan, the shares of Common Stock issued pursuant to purchases made under and in accordance with the terms of the Plan will be duly and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                              Sincerely,



                                              GREENBERG, TRAURIG, HOFFMAN,
                                              LIPOFF, ROSEN & QUENTEL, P.A.